Exhibit 10.10

October 28, 2012

Baron Capital

767 Fifth Avenue

49th Floor

New York, New York 10153

Re:                             Put Option Letter Agreement

Dear Ladies and Gentlemen,

This letter when countersigned by you constitutes our agreement that, pursuant to (i) the Assignment and Assumption Agreement dated as of June 21, 2012 between SFX Holding Corporation (“SFX”) and SFX Entertainment Inc. and acknowledged and agreed to by BAMCO, Inc. on behalf of Baron Small Cap Fund (“Baron”), (ii) the Share Exchange Agreement dated as of June 21, 2012 between SFX, SFX Entertainment Inc. and Baron, and (iii) the Subscription Agreement dated June 6, 2012 between SFX Entertainment Inc. and Baron (the “Subscription Agreement”), which was terminated by Baron on October 28, 2012, Baron will promptly fund $5,000,000 to purchase 1,250,000 shares (the “Additional Shares”) of SFX common stock. The parties agree that the proceeds received by SFX with respect to the Additional Shares are being used to fund the formation of the joint venture with ID&T.

SFX further agrees that:

(A) If SFX does not have a registration statement covering the resale of Baron’s common stock declared effective by the SEC by January 15, 2013, Baron will be permitted to require SFX to each month repurchase up to 10% of the total number of shares originally issued under the Subscription Agreement and this letter that continue to be held by Baron at the original issuance price thereof. Baron shall be entitled to sell such shares to SFX for ten consecutive months starting February 15, 2013 on the terms provided in the previous sentence.

(B) If the public offering price of the first primary offering of common stock by SFX or by Baron in a resale secondary offering is less than $4.00 per share, then SFX will issue additional shares to Baron so that Baron following such issuance (and taking into account the 2,500,000 shares issued to it under the Subscription Agreement and this letter) owns an amount of shares equal to the quotient of (($4.00 per share) multiplied by (the number of shares then held by Baron)) divided by the public offering price per share.

(C) If, prior to the effectiveness of the registration statement referred to in paragraph (A), SFX sells common stock to repay $10,000,000 of advances from Robert F.X. Sillerman to fund the formation of the joint venture with ID&T and such common stock is priced at less than $4.00 per share, then SFX will issue additional shares to Baron so that Baron following such issuance (and taking into account the 2,500,000 shares issued to Baron under the Subscription Agreement and this letter) owns an amount of shares equal to the quotient of

(($4.00 per share) multiplied by (the number of shares then held by Baron)) divided by such price per share.

This letter shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.  Each party may not assign this letter or any rights or obligations hereunder without the prior written consent of the other party. All questions concerning the construction, validity, enforcement and interpretation of this Letter Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

If this letter accurately sets forth your understanding of the terms with respect to the matters discussed above, please so indicate by executing a copy of this letter below and returning the executed copy to us.  After receipt of your confirmation, we will provide wiring instructions to deliver the purchase price with respect to the 1,250,000 shares to be purchased pursuant to this letter.

Sincerely,

SFX HOLDING CORPORATION

By:	/s/ Robert F.X. Sillerman

Robert F.X. Sillerman
Chairman and CEO
SFX Holding Corporation

Acknowledged and Agreed:

BAMCO, Inc. on behalf of its investment
advisory client, Baron Small Cap Fund

By	/s/ Patrick Patalino
Name: Patrick Patalino
Title: General Counsel